EXHIBIT 15

TOTAL S.A.

Year ended December 31, 2011

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference of our reports dated March 7, 2012, with respect to the consolidated balance sheets of Total S.A. and its subsidiaries (“Total”) as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income, comprehensive income, cash-flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 20-F of Total, in the following registration statements, and to the references to our firms under the heading “Selected Financial Data” in the December 31, 2011 annual report on Form 20-F of Total:

(i)	the Registration Statement on Form S-8 (File no. 333-126463) of Total, filed with the SEC on July 8, 2005;

(ii)	the Registration Statement on Form S-8 (File no. 333-144415) of Total, filed with the SEC on July 9, 2007;

(iii)	the Registration Statements on Form S-8 (Files no. 333-150365 and no. 333-150366) of Total, filed with the SEC on April 22, 2008;

(iv)	the Registration Statement on Form S-8 (File no. 333-169828) of Total, filed with the SEC on October 8, 2010;

(v)	the Registration Statement on Form S-8 (File no. 333-172832) of Total, filed with the SEC on March 15, 2011; and

(vi)	the Registration Statement on Form F-3 (Files no. 333-159335, 333-159335-01, 333-159335-02 and 333-159335-03) of Total, Total Capital , Total Capital Canada Ltd. and Total Capital International, as amended on August 4, 2010 and further amended on November 3, 2011.

Paris La Défense, March 23, 2012

KPMG Audit A division of KPMG S.A.	ERNST & YOUNG Audit

/s/ JAY NIRSIMLOO	/s/ PASCAL MACIOCE	/s/ LAURENT VITSE
Jay Nirsimloo	Pascal Macioce	Laurent Vitse
Partner	Partner	Partner